UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BILL BARRETT CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

Not applicable

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 14, 2009

The 2009 annual meeting of stockholders of Bill Barrett Corporation will be held on May 14, 2009 at 9:30 a.m. (Denver time) at the Hotel Monaco Denver, Paris Ballroom, 1717 Champa Street, Denver, Colorado 80202, for the following purposes:

1.	To elect two Class II directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2012 and thereafter until their successors are duly elected and qualified;

2.	To consider a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009;

3.	To consider a proposal from a stockholder requesting that the Board of Directors take the steps necessary to eliminate the classification of terms of the Board of Directors to require that all directors stand for election annually, if presented at the meeting; and

4.	To transact any other business that properly may come before the meeting and any adjournment or postponement thereof.

Only the stockholders of record as shown on our transfer books at the close of business on March 26, 2009 are entitled to notice of, and to vote at, the stockholders meeting and any adjournment or postponement of the meeting.

Our proxy statement is attached. Financial and other information concerning us is contained in our Annual Report to Stockholders for the year ended December 31, 2008. Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 Annual Report to Stockholders are available at our website at www.billbarrettcorp.com/annualreports.html. In addition, and in accordance with SEC rules, you may access our proxy statement at http://materials.proxyvote.com/06846N, which does not have “cookies” that identify visitors to the site.

Your vote is important. Regardless of whether you expect to attend the meeting in person, please vote your shares via the Internet at www.voteproxy.com/bbg, in accordance with the instructions provided on the website, by calling our toll-free number, or by completing, dating, signing and returning promptly the enclosed proxy card in the accompanying envelope (which requires no postage if mailed in the United States) in accordance with the instructions on the proxy card. You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the stockholders meeting, that the proxy be returned to you.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE STOCKHOLDERS MEETING.

By the Board of Directors

Francis B. Barron
Secretary

Denver, Colorado

April 3, 2009

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held May 14, 2009

This proxy statement is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Bill Barrett Corporation, a Delaware corporation, to be voted at our annual meeting of stockholders to be held at 9:30 a.m. (Denver time) on May 14, 2009 at the Hotel Monaco Denver, Paris Ballroom, 1717 Champa Street, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that this proxy statement and the accompanying proxy card will be first mailed or given to stockholders on or about April 3, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 14, 2009. This proxy statement is available at http://materials.proxyvote.com/06846N.

ABOUT THE MEETING

What is the purpose of the meeting?

The purpose of the meeting is:

•

To elect two Class II directors to our Board of Directors to hold office until the annual meeting of stockholders to be held in the year 2012 and thereafter until their successors are duly elected and qualified;

•	To consider a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009;

•

To consider a proposal from a stockholder requesting that the Board of Directors take the steps necessary to eliminate the classification of terms of the Board of Directors to require that all directors stand for election annually, if presented at the meeting; and

•	To transact any other business that properly may come before the meeting and any adjournment or postponement thereof.

Am I entitled to vote at the meeting?

Only stockholders of record on March 26, 2009, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on March 26, 2009, there were outstanding 45,548,985 shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

What are my voting rights as a stockholder?

Stockholders are entitled to one vote for each share of our common stock that they own as of the record date. Stockholders may not cumulate their votes in the election of directors.

How do I vote?

Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted in accordance with the recommendation of our Board.

You may vote by proxy in three ways:

•

By Internet: Visit the website http://www.voteproxy.com/bbg and follow the on-screen instructions. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., Eastern Daylight Time, on May 13, 2009.

•

By Telephone: Call toll-free 1-866-540-5760. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, until 11:59 p.m., Eastern Daylight Time, on May 13, 2009.

•

By Mail: Mark your proxy/voting instruction card, date and sign it and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to Bill Barrett Corporation, c/o The Bank of New York Mellon Corporation, Proxy Processing, P.O. Box 3550, South Hackensack, NJ 07606-9250.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

Can I change my vote?

Yes. A stockholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the meeting and voting in person. Stockholders who vote by the Internet or by telephone may change their votes by re-voting by telephone or the Internet within the time periods listed above. A stockholder’s last timely vote, whether via the Internet, by telephone or by mail, is the one that will be counted.

What constitutes a quorum?

Stockholders representing a majority of all the shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 26, 2009, the record date for the meeting, there were 45,548,985 shares of our common stock outstanding.

What are your Board’s recommendations?

Our Board recommends a vote:

•	“FOR” each of the two nominees for election as Class II directors;

•	“FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

•

“AGAINST” the proposal from a stockholder requesting that the Board of Directors take the steps necessary to eliminate the classification of terms of the Board of Directors to require that all directors stand for election annually.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

The affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. As a result, the two nominees for election as Class II directors who receive the greatest number of votes will be elected directors. Withheld votes and abstentions will have no effect on the outcome of the election.

Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009 requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the ratification.

Approval of the stockholder proposal requesting that the Board of Directors take the steps necessary to eliminate the classification of terms of the Board of Directors to require that all directors stand for election annually requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted FOR the election of directors, FOR ratification of the appointment of Deloitte & Touche LLP, and AGAINST the stockholder proposal relating to classification of the Board described in this proxy statement. Votes at the annual meeting of stockholders are counted by the Inspector of Election appointed by the chairman of the meeting.

Other Information

A copy of our annual report for the year ended December 31, 2008 accompanies this proxy statement. None of the information contained in our annual report is proxy solicitation material.

The solicitation of proxies is to be made principally by mail. Following the original solicitation, however, further solicitations may be made by telephone or oral communication with stockholders. Our officers, directors and employees may solicit proxies, but without compensation for that solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in forwarding such solicitation materials. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material will be paid by us.

Unless the context indicates otherwise, the terms “us,” “we,” or the “Company” will be used in the proxy statement to include Bill Barrett Corporation and all of its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, designated Class I, Class II and Class III. Directors from each class are elected once every three years for a three-year term and thereafter until their successors are duly elected and qualified. Fredrick J. Barrett, Jim W. Mogg and Michael E. Wiley currently serve as the Class I directors until the annual meeting to be held in 2011; James M. Fitzgibbons, Jeffrey A. Harris and Randy I. Stein currently serve as the Class II directors until the annual meeting to be held on May 14, 2009; and Randy A. Foutch and Joseph N. Jaggers currently serve as the Class III directors until the annual meeting to be held in 2010. Philippe S.E. Schreiber served as a Class III director until his death in February 2009. The Company expresses its condolences to Mr. Schreiber’s family and its deep appreciation for Mr. Schreiber’s service to the Company. Mr. Harris informed us that he will not stand for re-election as a director at the annual meeting on May 14, 2009. We would like to thank Mr. Harris for his service as a director. The Nominating and Corporate Governance Committee of the Board of Directors is in the process of considering potential nominees to serve in Mr. Schreiber’s and Mr. Harris’ places as directors.

On behalf of the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors nominated James M. Fitzgibbons and Randy I. Stein for election to the Board as Class II directors. The Board of Directors recommends that each of James M. Fitzgibbons and Randy I. Stein be re-elected to the Board of Directors to serve as the Class II directors, to hold office until the 2012 annual meeting of stockholders and thereafter until each of their successors is elected and qualified or his earlier resignation or removal. Biographical information concerning these nominees and our other directors and officers is set forth below under “Directors and Executive Officers.”

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each stockholder is entitled to one vote for each share of common stock held in the stockholder’s name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote the shares represented by that proxy for each of James M. Fitzgibbons and Randy I. Stein as the Class II directors. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.

Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or Nominating and Corporate Governance Committee may recommend.

The Board of Directors recommends that the stockholders vote FOR the election of each of James M. Fitzgibbons and Randy I. Stein as the Class II directors.

Directors And Executive Officers

The following table sets forth, as of March 26, 2009, the names of our directors and executive officers, their respective positions and ages, and the year in which each director was initially elected as a director. Each director has been elected to serve for a three-year term until the corresponding annual meeting of stockholders and thereafter until his successor is duly elected and qualified or until his earlier resignation or removal. As a result, approximately one-third of the director positions will be elected at each annual meeting of stockholders. Additional information concerning each of these individuals follows the table.

Name	Age	Position	Year First Elected As Director
Fredrick J. Barrett(1)	48	Chief Executive Officer; and Chairman	2002
Joseph N. Jaggers	55	Chief Operating Officer; President; and Director	2006
Robert W. Howard	54	Chief Financial Officer; and Treasurer	—
Francis B. Barron	46	Executive Vice President—General Counsel; and Secretary	—
Kurt M. Reinecke	50	Executive Vice President—Exploration	—
Terry R. Barrett(1)	49	Senior Vice President—Rockies Exploration	—
Lynn Boone Henry	48	Senior Vice President—Planning and Reserves	—
Wilfred R. Roux	51	Senior Vice President—Geophysics	—
Huntington T. Walker	53	Senior Vice President—Land	—
R. Scot Woodall	47	Senior Vice President—Operations	—
Duane J. Zavadil	49	Senior Vice President—Government and Regulatory Affairs	—
William M. Crawford	41	Vice President—Finance	—
Kevin M. Finnegan	49	Vice President—Information Systems	—
David R. Macosko	47	Vice President—Accounting	—
James M. Fitzgibbons(3)(4)	74	Director	2004
Randy A. Foutch(2)(3)	57	Director	2006
Jeffrey A. Harris(2)(4)	53	Director	2002
Jim W. Mogg(2)(4)	60	Director	2007
Randy I. Stein(2)(3)	55	Director	2004
Michael E. Wiley(2)(4)	58	Director	2005

(1)	Fredrick J. Barrett is the brother of Terry R. Barrett.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation Committee.

Officers

Fredrick J. Barrett. Mr. Barrett has served as Chief Executive Officer and Chairman of the Board since March 2006, as a director since our inception in January 2002, and as our President from January 2002 until July 2006. Mr. Barrett served as our Chief Operating Officer from June 2005 through February 2006. Mr. Barrett served as senior geologist of Barrett Resources Corporation, a publicly traded exploration and production company (“Barrett Resources”), and its successor, The Williams Companies, in the Rocky Mountain Region from 1997 through 2001, and as a geologist from 1989 to 1996. From 1987 to 1989, Mr. Barrett was a partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain region. From 1983 to 1987, Mr. Barrett worked as a project and field geologist for Barrett Resources.

Joseph N. Jaggers. Mr. Jaggers has served as Chief Operating Officer and President since July 2006 and as a director since December 2006. From April 2006 to June 2006, Mr. Jaggers served as Chief Operating Officer of Terralliance Technologies, Inc., a private oil and gas exploration and production company. He was Regional Vice

President, Exploration and Production, for The Williams Companies from August 2001 to April 2006. Previously, Mr. Jaggers served as Chief Operating Officer and President at Barrett Resources Corporation from 2000 until its sale to The Williams Companies in August 2001. From 1981 through 2000, Mr. Jaggers worked for Amoco and BP Plc in various domestic and international assignments. From 2006 through 2007, Mr. Jaggers served as a director of Milagro Exploration, a privately held oil and gas company, and Mr. Jaggers served as a director of Mission Resources from November 2003 until Mission’s sale in July 2005.

Robert W. Howard. Mr. Howard has served as Chief Financial Officer and Treasurer since March 2007. He served as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver, Colorado, from May 2006 until March 2007. From January 2002 through May 2006, Mr. Howard served in various executive positions for us, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 to May 2006, and as Chief Financial Officer from January 2002 to February 2003. From August 2001 to December 2001, Mr. Howard served as Vice President—Finance and Administration and as a director of AEC Oil & Gas (USA), Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then later renamed EnCana Corporation. From 1984 through its sale in 2001, Mr. Howard served in various positions at Barrett Resources Corporation, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President—Accounting and Finance and Treasurer.

Francis B. Barron. Mr. Barron has served as Executive Vice President—General Counsel since February 2009 and as Secretary since March 2004. He served as our Senior Vice President—General Counsel from March 2004 until February 2009. He served as our Chief Financial Officer from November 2006 until March 2007. Mr. Barron was a partner at the Denver, Colorado office of Patton Boggs LLP from February 1999 until February 2004, where he practiced corporate, securities, and general business law. Prior to February 1999, Mr. Barron was a partner at Bearman Talesnick & Clowdus Professional Corporation, a Denver, Colorado law firm. Mr. Barron’s clients included publicly traded oil and gas companies.

Kurt M. Reinecke. Mr. Reinecke has served as Executive Vice President—Exploration since February 2009. He served as our Senior Vice President—Exploration, Southern Division from March 2006 until February 2009 and previously served as Vice President—Exploration, Southern Division from our inception in January 2002 through February 2006. From 1985 to 2001, Mr. Reinecke served as a Senior Exploration Geologist or Operations Geologist in numerous Rocky Mountain and Mid-Continent basins for Barrett Resources Corporation and its successor, The Williams Companies.

Terry R. Barrett. Mr. Barrett has served as Senior Vice President—Rockies Exploration since February 2009. He served as Senior Vice President—Exploration, Northern Division from March 2006 until February 2009 and previously served as Vice President—Exploration, Northern Division from our inception in January 2002 through February 2006. From 1989 to 2001, Mr. Barrett served as Senior Geologist or Project Geologist in numerous Rocky Mountain basins for Barrett Resources Corporation and its successor, The Williams Companies. From 1987 to 1989, Mr. Barrett was a general partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain region. From 1983 to 1987, Mr. Barrett worked as a contract project and field geologist for Barrett Resources.

Lynn Boone Henry. Ms. Henry has served as Senior Vice President—Planning and Reserves since February 2009. She served as Vice President for us from January 2005 until February 2009. From October 2003 until January 2005, Ms. Henry served as our Reservoir Engineering Manager. From January 2003 until October 2003, Ms. Henry served as the Senior Reservoir Engineer for our Wind River Basin team. From January 2002 until January 2003, Ms. Henry was an independent consultant on reservoir engineering projects for various Rocky Mountain exploration and production companies. From 1998 until 2002, Ms. Henry served as a Reserves Manager and Project Manager for Cody Energy, LLC in Denver, Colorado.

Wilfred R. (Roy) Roux. Mr. Roux has served as Senior Vice President—Geophysics since March 2006 and previously served as Vice President—Geophysics from February 2002 through February 2006. Mr. Roux was employed by Barrett Resources and its successor, The Williams Companies, from July 1995 until January 2002, where he served as Senior Geoscientist and Senior Geophysicist.

Huntington T. Walker. Mr. Walker has served as Senior Vice President—Land since March 2006 and previously served as Vice President—Land from our inception in January 2002 through February 2006. From June 1981 through December 2001, Mr. Walker was self employed in the oil and gas industry as an independent landman performing consulting work for various clients, including Barrett Resources Corporation, and investing in oil and gas properties for his own account. From May 1979 through June 1981, Mr. Walker was employed by Hunt Energy Corporation’s Denver, Colorado office, where he served as a landman.

R. Scot Woodall. Mr. Woodall has served as Senior Vice President—Operations since April 2007. Mr. Woodall previously served as Senior Vice President—Western U.S. for Forest Oil Corporation from 2004 to April 2007 and as Drilling and Production Manager for Forest Oil Corporation from 2000 until 2004.

Duane J. Zavadil. Mr. Zavadil has served as Senior Vice President—Government and Regulatory Affairs since February 2009. He served as Vice President for us from January 2005 until February 2009. From the time that he joined us in July 2002 until January 2005, Mr. Zavadil served as our Government and Regulatory Affairs Manager. From 1994 until July 2002, Mr. Zavadil served as the Environmental, Health and Safety Manager with Barrett Resources Corporation and its successor, The Williams Companies. Mr. Zavadil was a consultant providing environmental and regulatory services to the oil and gas industry from 1984 through 1994.

William M. Crawford. Mr. Crawford has served as Vice President—Finance since February 2009. He previously served as Director—Finance, financial analyst and in other functions in the finance department since joining the Company in 2004. From 1994 through 2003, Mr. Crawford held various domestic and international positions in accounting and finance with various subsidiaries of Schlumberger Limited, a U.S. and international oilfield services company.

Kevin Finnegan. Mr. Finnegan has served as Vice President—Information Systems since March 2006. He previously served as our Director of Information Systems from July 2002 through February 2006. Mr. Finnegan served as IT Project Manager and IT Network Manager for AT&T Wireless Services Corporation from September 1996 until July 2002, and previously served as the IT Network and Telecommunications Administrator for Barrett Resources and as Electronic System—Test Engineer and Technician for Martin Marietta Corporation.

David R. Macosko. Mr. Macosko has served as Vice President—Accounting since May 2006 and previously served as our Controller beginning in June 2005 and as Manager Operations Accounting from 2003 until May 2005. From 2000 until 2002, Mr. Macosko owned and operated his own franchise business and served in various accounting capacities and officer positions at other oil and gas companies.

Outside Directors

James M. Fitzgibbons. Mr. Fitzgibbons has served as a director since July 2004. Mr. Fitzgibbons also has served as a Director/Trustee of Dreyfus Laurel Funds, a series of mutual funds, since 1994. From January 1998 until 2001, Mr. Fitzgibbons served as Chairman of the Board of Davidson Cotton Company. From July 1987 until October 1992 and from January 1994 until its sale in 2001, Mr. Fitzgibbons served as a director of Barrett Resources. From October 1990 through December 1997, Mr. Fitzgibbons was Chairman of the Board and Chief Executive Officer of Fieldcrest Cannon, Inc., a publicly traded diversified textile company.

Randy A. Foutch. Mr. Foutch has served as a director since July 2006. Since March 2007, Mr. Foutch has been serving as a director of Helmerich & Payne, a publicly traded contract drilling company. In 2007, Mr. Foutch founded Laredo Petroleum, a Mid-Continent focused exploration and production company, where he serves as Chairman and Chief Executive Officer. He also founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. In 1996, Mr. Foutch founded Lariat Petroleum, Inc. and served as its President until January 2001, when it was sold to Newfield Exploration, Inc. Prior to founding Colt Resources in 1991, Mr. Foutch was Rocky Mountain Regional Manager for Anschutz Company and Vice President of Exploration for Dyco Petroleum. Mr. Foutch also serves on several nonprofit and private industry boards.

Jeffrey A. Harris. Mr. Harris has served as a director since 2002. Mr. Harris has served since 1988 as a Managing Director of Warburg Pincus LLC, which he joined in 1983. Mr. Harris’ responsibilities include involvement in investments in energy, technology and other industries. Mr. Harris is a director of Competitive Power Ventures, ElectroMagnetic GeoServices ASA, Knoll, Inc., Kosmos Energy, Laredo Petroleum, OSUM Oil Sands Corp., and Spectraseis AG. Mr. Harris is not standing for re-election and his term as director will expire after the May 14, 2009 annual meeting.

Jim W. Mogg. Mr. Mogg has served as a director since May 2007. Mr. Mogg also has served as a director for ONEOK, a publicly traded diversified energy and natural gas distribution company, since July 2007. From 2005 until 2007, Mr. Mogg served as Chairman of DCP Midstream Partners, a publicly traded midstream master limited partnership. From 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. From 2000 through 2003, Mr. Mogg was Chairman, President, and CEO of Duke Energy Field Services and, as a member of TEPPCO’s board (a publicly traded master limited partnership that owns and operates pipelines), served as Vice Chairman/Chairman. Previously, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27-year period. Mr. Mogg has also served on several nonprofit and industry boards, including as a past President of the Gas Processors Association.

Randy I. Stein. Mr. Stein has served as a director and the chair of our Audit Committee since July 2004. Mr. Stein is a self-employed tax, accounting and general business consultant. Since January 2005, Mr. Stein has served as a director and chairman of the audit committee of Denbury Resources Inc., a publicly traded exploration and production company. From 2001 through 2005, Mr. Stein served as a director of Koala Corporation, a publicly traded company engaged in the design, production and marketing of family convenience products, where he served on the audit and compensation committees. From July 2000 until its sale in June 2004, Mr. Stein was a director and chair of the audit committee of Westport Resources Corporation, a publicly traded exploration and production company. He was also a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, from November 1986 to June 30, 2000.

Michael E. Wiley. Mr. Wiley has served as a director since January 2005. Since 2005, Mr. Wiley has served as a director of Tesoro Corporation, a publicly traded independent oil refiner and marketer, and, since 2004, as a director of Post Oak Bank, NA, a privately held bank. Since 2007, Mr. Wiley has served as a Trustee of Fidelity Funds, which manages mutual funds. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, a publicly traded oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes Incorporated from August 2000 to February 2004. From 2001 until its sale in 2005, Mr. Wiley served as a director of Spinnaker Exploration Company, a publicly traded exploration and production company. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, a publicly traded integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., a publicly traded exploration and production company.

Beneficial Owners Of Securities

The following table and footnotes show information as of March11, 2009, except as otherwise noted, regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we have assumed that all shares issuable upon exercise of options or the vesting of restricted shares on or prior to May 10, 2009 are beneficially owned by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other persons.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned(1)
5% Stockholders:
Warburg Pincus Private Equity VIII, L.P. and related entities. 466 Lexington Avenue New York, NY 10017	6,181,788	(2)	13.6%

State Farm Mutual Automobile Insurance Co. and related entities One State Farm Plaza Bloomington, IL 61710	4,373,552	(3)	9.6%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	4,240,297	(4)	9.3%

Invesco Ltd. 1555 Peachtree St. NE Atlanta, GA 30309	2,453,524	(5)	5.4%
Named Executive Officers and Directors:
Fredrick J. Barrett	409,850	(6)	*
Francis B. Barron	100,479	(7)	*
James M. Fitzgibbons	51,553	(8)	*
Randy A. Foutch	20,973	(9)	*
Jeffrey A. Harris	6,217,799	(2)	13.7%
Robert W. Howard	238,654	(10)	*
Joseph N. Jaggers	176,812	(11)	*
Jim W. Mogg	15,229	(12)	*
Randy I. Stein	25,500	(8)	*
Michael E. Wiley	30,290	(8)	*
R. Scot Woodall	30,221	(13)	*
All executive officers and directors as a group (20 persons)	8,221,202	(2) through(14)	17.6%

*	Less than 1%
(1)	Based on an aggregate of 45,468,910 shares of common stock issued and outstanding as of March 11, 2009.
(2)	Consists of shares directly owned by Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Private Equity X, L.P. and related limited partnerships. Warburg Pincus & Co. serves as the sole general partner of Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus X, LLC is the sole general partner of Warburg Pincus Private Equity X, L.P. and those limited partnerships are managed by Warburg Pincus LLC. Our director, Jeffrey A. Harris, is a general partner of Warburg Pincus & Co. and a member and managing director of Warburg Pincus LLC. All 6,181,788 shares beneficially owned by the Warburg Pincus entities are included in the shares shown for Mr. Harris because of his affiliation with the Warburg Pincus entities. The 6,181,788 shares beneficially owned by the Warburg Pincus entities are also included in the table under the beneficial ownership of all executive officers and directors as a group. Mr. Harris disclaims beneficial ownership of all the shares of common stock held by Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus Private Equity X, L.P. and their affiliates.
(3)	Based solely on information as of December 31, 2008 included in a Schedule 13G/A filed with the SEC on February 10, 2009.

(4)	Based solely on information as of December 31, 2008 included in a Schedule 13G/A filed with the SEC on February 12, 2009.
(5)	Based solely on information as of December 31, 2008 included in a Schedule 13G/A filed with the SEC on February 13, 2009.
(6)	Includes 192,141 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2009 and 692 shares in Mr. Barrett’s Company 401(k) account.
(7)	Includes 55,845 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2009, 878 shares held by Mr. Barron as custodian for his minor children, and 687 shares in Mr. Barron’s Company 401(k) account.
(8)	Includes 25,000 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2009.
(9)	Includes 12,500 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2009.
(10)	Includes 87,500 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2009, 1,500 restricted shares that may vest on or before May 10, 2009, 148,827 shares held by a trust for which Mr. Howard serves as a trustee, and 827 shares in Mr. Howard’s Company 401(k) account.
(11)	Includes 154,375 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2009 and 473 shares in Mr. Jagger’s Company 401(k) account.
(12)	Includes 7,500 shares of common stock issuable upon exercise of options that have vested or will vest on or before May 10, 2009.
(13)	Includes 23,750 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2009, 3,750 restricted shares that may vest on or before May 10, 2009, and 644 shares in Mr. Woodall’s Company 401(k) account.
(14)	Includes 1,174,804 shares of common stock issuable upon exercise of options that have vested or that will vest on or before May 10, 2009 for all directors and executive officers as a group.

CORPORATE GOVERNANCE

Set forth below in question and answer format is a discussion about our corporate governance policies and practices and other matters relating to our Board and its committees.

General

Have you adopted corporate governance guidelines?

Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession and performance evaluations of our Board.

Have you adopted a code of business conduct and ethics?

Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer and controller or chief accounting officer.

How can I view or obtain copies of your corporate governance materials?

Current copies of the guidelines and codes mentioned above, as well as the charters for each standing committee of our Board and our bylaws, are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “Investor Relations” tab and then to the “Corporate Governance” tab. We also will provide stockholders with a free copy of these materials upon request. Requests may be made by mail, telephone or via the Internet as follows:

Bill Barrett Corporation

Attention: Corporate Secretary

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

http://www.billbarrettcorp.com

Board of Directors

How many independent directors do you have? How do you determine whether a director is independent?

Our Board affirmatively determined that seven of the nine directors who served during fiscal year 2008 are “independent” as that term is defined by New York Stock Exchange (“NYSE”) rules. The six current directors determined to be independent are Messrs. Fitzgibbons, Foutch, Harris, Mogg, Stein and Wiley. Mr. Schreiber, who was the seventh independent director who served in 2008, died in February 2009. Mr. Wiley was determined to be independent in September 2008 when the standards concerning independent directors were amended by the NYSE. In making the determination of whether directors were independent, the Board of Directors considered the directors’ relationships with us, including commercial relationships with and stock ownership by entities affiliated with the directors, including those reported below under “Interests of Management and Others in Certain Transactions”, and the specific provisions of the NYSE corporate governance standards that would make a director not independent. The purpose of this review was to determine whether any of these relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of these transactions and relationships, that all of the directors nominated for election at the annual meeting are independent under the standards set forth by the NYSE.

How many times did your Board meet last year?

Our Board met in person or by telephone conference five times during 2008.

Did any of your directors attend fewer than 75% of the meetings of your Board and such director’s assigned committees during 2008?

No. All directors attended at least 75% of the meetings of our Board and assigned committees during 2008.

How many of your directors attended the 2008 annual meeting of stockholders?

All of our current directors attended and were introduced during our 2008 annual meeting of stockholders. We strongly encourage our directors to attend annual meetings, but we do not have a formal policy regarding attendance.

Do your non-management directors and independent directors meet in executive session?

Yes, our non-management directors and independent directors meet separately at least quarterly—usually at each regularly scheduled meeting of our Board. Our corporate governance guidelines provide that the presiding director position for executive sessions will rotate among the Chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

How can interested parties communicate directly with your non-management directors?

Stockholders and other interested parties who are interested in communicating directly with the non-management directors may write to the non-management directors at the address for our corporate headquarters. Similarly, stockholders and other interested parties who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors in care of the corporate Secretary at our headquarters. Our corporate Secretary will forward all correspondence to the Board of Directors. Executive officers of the Company may have access to these communications addressed to the Board of Directors except in instances in which the charters of a committee of the Board of Directors or the Company’s Code of Business Conduct and Ethics require anonymity.

How are your directors compensated?

See “Executive Compensation—Director Compensation” for information about our director compensation.

Committees

Does your Board have any standing committees?

Yes, our Board presently has the following standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

Each of these committees is composed entirely of independent directors. From time to time, the Board may appoint other committees or subcommittees for specific purposes.

Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?

Yes, our Board has adopted a charter for each of these committees. Current copies of the charters are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “Investor Relations” tab and then to the “Corporate Governance” tab. We also will provide stockholders with a free copy of the charters upon request. See “Corporate Governance—General—How can I view or obtain copies of your corporate governance materials?” for more information about requesting copies from us.

Audit Committee

What does the Audit Committee do?

The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	the integrity of our financial statements;

•	our independent public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent public accountants; and

•	our compliance with legal and regulatory requirements, including our internal controls.

The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement. See “Audit Committee Report” below.

Who are the members of the Audit Committee?

The Audit Committee currently consists of James M. Fitzgibbons, Randy A. Foutch and Randy I. Stein, with Mr. Stein serving as Chair.

Does the committee have an audit committee financial expert?

Yes, our Board has determined that Mr. Stein meets the qualifications of an “audit committee financial expert” as defined by SEC rules. Our Board has determined that all members of the Audit Committee are independent under the standards set forth by the NYSE.

How many times did the Audit Committee meet last year?

The Audit Committee held eight meetings in person or by telephone conference during 2008.

Compensation Committee

What does the Compensation Committee do?

The primary purposes of the Compensation Committee are:

•	reviewing, evaluating and approving the compensation of our executive officers and other key employees;

•	reviewing and discussing our compensation disclosure and analysis with management and recommending its inclusion in our proxy statement; and

•	producing a report on executive compensation each year for inclusion in our annual proxy statement.

The Compensation Committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Who are the members of the Compensation Committee?

The Compensation Committee currently consists of James M. Fitzgibbons, Jeffrey A. Harris, Jim W. Mogg, and Michael E. Wiley, with Mr. Wiley serving as Chair.

How many times did the Compensation Committee meet last year?

The Compensation Committee held six meetings in person or by telephone conference during 2008.

What are the Compensation Committee’s processes and procedures for consideration and determination of executive compensation?

Executive compensation is reviewed at least annually by the Compensation Committee. With limited exceptions, the Compensation Committee makes all decisions regarding the compensation of our executive officers in February of each year. These decisions include adjustments to base salary, grants of cash bonuses, and grants of equity awards. See “Executive Compensation—Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s processes and procedures for consideration and determination of executive compensation.

Nominating and Corporate Governance Committee

What does the Nominating and Corporate Governance Committee do?

The primary purposes of the Nominating and Corporate Governance Committee are:

•	identifying, evaluating and recommending qualified nominees to serve on our Board of Directors;

•	developing and overseeing our internal corporate governance processes; and

•	maintaining a management succession plan.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee currently consists of Randy A. Foutch, Jeffrey A. Harris, Jim W. Mogg, Randy I. Stein and Michael E. Wiley, with Mr. Mogg serving as Chair.

How many times did the committee meet last year?

The Nominating and Corporate Governance Committee held four meetings during 2008.

What guidelines does the Nominating and Corporate Governance Committee follow when considering a director nominee for a position on the Board?

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the Nominating and Corporate Governance Committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills and experience in the context of the needs of our Board. The Nominating and Corporate Governance Committee is likely to consider whether a prospective nominee has relevant business or financial experience or a specialized expertise.

Does the Nominating and Corporate Governance Committee consider candidates for the Board who are recommended by stockholders and, if so, what are the procedures for submitting such recommendations?

Yes, the Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Nominations from stockholders will be considered on the same basis as nominees from other sources. Any such suggestions, together with appropriate biographical information, should be submitted to the Chair of the Nominating and Corporate Governance Committee, c/o Francis B. Barron, Secretary, Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202. See below, “What is the process a stockholder must follow to nominate a director?” for the complete requirements for nominations.

What is the process a stockholder must follow to nominate a director?

Our bylaws (the “Bylaws”) provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating and Corporate Governance Committee to make nominations, or by any stockholder entitled to vote for the election of directors who has complied with the notice procedures of the Bylaws. To be considered, nominations by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a stockholder must set forth the following information, which will be considered by the Nominating and Corporate Governance Committee in determining whether to nominate the candidate for consideration for election as a director:

•	the name, age, business address and, if known, residence address of each nominee proposed in the notice;

•	the principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•	the number of shares of our stock that are beneficially owned by each nominee;

•	any arrangement, affiliation, association, agreement or other relationship of the nominee with any of our stockholders;

•	any other information required by Regulation 14A under the Securities Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•	the nominee’s written consent to serve as a director if elected; and

•

as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee or nominees.

The chairman of any meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Jeffrey A. Harris
James M. Fitzgibbons
Jim W. Mogg
Michael E. Wiley, Chair

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion is intended to provide perspective and context for the compensation tables that follow. After the review, the Compensation Committee recommended the inclusion of this compensation discussion and analysis in this proxy statement. See “Compensation Committee Report” above.

Overview of Our Performance

Our financial and operational highlights for the year ended December 31, 2008 are summarized below:

•	We increased production by 27% over 2007.

•	We increased discretionary cash flow by 71% over 2007 and maintained financial flexibility due to a strong hedge position.

•	We successfully completed a convertible debt offering to diversify our capital structure and expanded our bank credit facility to ensure liquidity of $338 million at December 31, 2008.

•	We added approximately 338 Bcfe in proved reserves, increased our proved reserves by approximately 47% from year-end 2007 and replaced approximately 436% of 2008 production.

•

We had exploration success with our Paradox Basin shale gas discovery, improved recoveries in the Uinta and Piceance Basins, lowered costs in the Piceance Basin, and demonstrated the viability of increased well density in the Uinta and Piceance Basins.

Despite record performance, our stock price declined 49.5% during 2008 compared to a decline of 57.4% for the Standard & Poors SmallCap 400—Energy index due to weak economic conditions during the second half of 2008.

Compensation Philosophy and Objectives of Compensation Programs

Philosophy

Our Compensation Committee generally seeks to encourage growth in our oil and natural gas reserves, production, cash flow and profitability while focusing on achieving attractive returns on capital in order to enhance long-term stockholder value. To achieve these objectives, we believe it is critical to create and maintain compensation opportunities that attract and retain committed, highly qualified personnel by providing appropriate rewards and incentives that align the interests of our employees with those of our stockholders. The

Company pursues these objectives while stressing the safety of our employees, contractors and the public and while applying appropriate and environmentally conscious technological solutions to minimize disturbance to the areas in which we operate.

Elements of Compensation

To achieve our goals, we believe that the compensation of all employees, including executive officers, should include the following components:

•	A base salary that is competitive with compensation offered by other oil and natural gas exploration and production companies with whom we compete;

•

Annual incentive compensation in the form of cash bonuses to reward achievement of company-wide objectives, individual responsibility and productivity, high quality work and impact on our results, including company-wide performance and profitability;

•

An opportunity for an individual’s total compensation to exceed industry averages based on rewarding outstanding performance for increasing stockholder value through the use of both cash bonuses and equity awards;

•

Equity awards to reward performance, to provide incentive to increase stockholder value and thus total compensation, and as a retention device through time based vesting provisions (generally four years); and

•	Case-specific compensation arrangements to accommodate individual circumstances or non-recurring situations as appropriate.

Allocation among these components varies to address specific needs with respect to individuals and circumstances. For example, additional long term incentives in the form of equity awards may be needed to attract candidates from other companies or to retain employees or officers being solicited by competitors. We also recognize that individual pay or benefits levels should reflect experience and our performance and needs. While we seek to differentiate in the compensation of employees in order to reward superior performance and higher levels of responsibility, we also believe it is necessary when setting compensation for an individual employee to consider compensation of our employees in similar positions or at similar levels of management at our company and at competitors in order to retain qualified employees in the face of competition in the oil and gas industry and for good employee relations.

Performance Evaluations

In determining salary, bonus and equity amounts, the Compensation Committee also considered the evaluations of the named executive officers prepared by the Chief Executive Officer and Chief Operating Officer, with the exception of the evaluation of the Chief Executive Officer, who was evaluated by the Compensation Committee and the full Board of Directors. These individual evaluations were comprehensive and focused on the significant accomplishments, individual performance levels, work quality, management skills and opportunities for improvement for each of the named executive officers.

Compensation Target Criteria

In determining compensation levels and payouts, among the factors the Compensation Committee considered were the performance goals summarized below. Some of the criteria are reviewed over both one-year and multi-year periods. Threshold goals are goals that are expected to be met in normal operating circumstances and, where these goals overlap with measures for which we have given public guidance (such as net production, general and administrative expense, lease operating expenses, gathering and transportation expenses, and capital expenditures), the threshold goals are at the low end of those public guidance ranges that we published in the beginning of the year. Target goals are goals that are believed to be achievable with additional effort or performance and are generally at the mid-range of our public guidance, and stretch goals are goals that are believed to be capable of being met with extraordinary efforts and are above our published guidance range. In some cases, our guidance may be adjusted based on changes in our business, such as increased costs or commodity prices or as a result of an acquisition or disposition, and the relationship among threshold, target and stretch goals would change in those cases. The criteria included in the goals approved by the Compensation Committee for 2008, which were not weighted or prioritized, are summarized below. For those criteria for which we give public guidance, we have included the guidance range published in January 2008 and our actual 2008 results in parentheses.

•	Oil and gas production (January 2008 Guidance—70 to 77 Bcfe; 2008 Actual—77.6 Bcfe)

•	Discretionary cash flow

•	Lease operating expenses on a unit of production basis (January 2008 Guidance—$0.64 to $0.70 per Mcfe; Actual—$0.57 per Mcfe)

•	Gathering and transportation costs on a unit of production basis (January 2008 Guidance—$0.54 to $0.59 per Mcfe; Actual—$0.51 per Mcfe)

•	General and administrative (“G&A”) expenses before noncash stock-based compensation (January 2008 Guidance—$36 to $38 million; 2008 Actual—$40.5 million)

•	Net capital expenditures excluding acquisitions (January 2008 Guidance—Aggregate—$550 to $600 million; 2008 Actual—$601 million)

•	Proved reserve additions

•	Finding and development (“F&D”) costs

•	Earnings before interest, taxes, depreciation, amortization and exploration expenses (“EBITDAX”), calculated excluding noncash stock based compensation

•	Qualitative assessment of exploration prospects

•	Return on average capital employed (“ROACE”)

For 2008, we exceeded the stretch goals for production, lease operating expenses, reserve additions and F&D costs; we were between the target and stretch goals for EBITDAX and ROACE; and we were below our threshold goals for G&A expenses. We did not meet the G&A expenses threshold due to increased costs associated with the Colorado regulatory rulemaking process during 2008 as well as other unexpected expenses that we do not anticipate will be recurring.

The criteria included in the goals approved by the Compensation Committee for 2009, which were not weighted or prioritized, are summarized below. For those criteria for which we give public guidance, we have included the guidance range published in February 2009 and our actual 2008 results in parentheses.

•	Net oil and gas production (February 2009 Guidance—84 to 87 Bcfe; 2008 Actual—77.6 Bcfe)

•	Lease operating expenses (“LOE”) on a unit of production basis (February 2009 Guidance—$0.60 to $0.66 per Mcfe; 2008 Actual—$0.57 per Mcfe)

•	G&A expenses on an aggregate basis, excluding noncash stock based compensation (February 2009 Guidance—$41 million to $43 million; 2008 Actual—$40.5 million)

•	Proved reserve additions

•	F&D costs

•	EBITDAX, calculated excluding noncash stock based compensation

•	ROACE

Pay-for-Performance

While we review many criteria to measure performance, final compensation decisions, other than for the performance share program that we implemented in May 2007 and which is described below, are ultimately subjective and specific compensation levels are not based on pre-established formulas. We believe this approach for a portion of our overall compensation is appropriate because the nature of our business is such that an individual can successfully perform his or her duties but measurable goals may not be met due to circumstances outside of his or her control, such as commodity prices, outside service provider costs, regulatory delays and other risks of the oil and gas exploration and production industry. In addition, the Company could perform well but an individual’s compensation may be negatively impacted if that individual’s performance is not satisfactory. We believe that, over the long term, the portion of compensation that consists of equity awards not tied to specific performance criteria still provides performance-based incentives related to increases in stock value over time and also serves as a retention device because the total value of these awards may only be realized over a four-year period if the employee continues to be employed by us over that period. We believe that equity awards are appropriate to provide incentive to our executives because equity most closely aligns executives’ interests with those of our stockholders. Also, we generally believe that, over the long-term, our stock price is a fair measure of our financial and operational performance.

On May 9, 2007, the Compensation Committee approved a performance share program for our officers and other senior employees pursuant to our 2004 Stock Incentive Plan. The performance share program provides that, upon achieving the goals for certain metrics, the ownership restrictions to a certain number of shares are removed for all participants in the performance share program. Participants in this program include our named executive officers. A total of 250,000 shares under the 2004 Stock Incentive Plan were set aside for this program in May 2007, 15,755 of which remain available to be granted under this program to employees as approved by the Compensation Committee.

Performance Share Vesting Criteria

The following is a summary of the terms of the performance share program:

•

Upon commencement of the program and during each year of the program, the Compensation Committee will meet to approve target and stretch goals for certain operational or financial metrics that are selected by the Committee for the upcoming year and to determine whether metrics for the prior year have been met.

•

The metrics for the year ended December 31, 2007 consisted of annual production (weighted at 30%), reserve additions (weighted at 30%), F&D costs (weighted at 30%), and G&A expenses (weighted at 10%). The weighting was determined by the Compensation Committee. Each metric was independent so that vesting could occur for one or more metrics even if the goals were not achieved for other metrics. Also for 2007, the Compensation Committee required that a hurdle level for F&D costs be met before any of the performance shares would vest.

•

The metrics for the year ended December 31, 2008 consisted of annual production (weighted at 30%), reserve additions (weighted at 30%), F&D costs (weighted at 30%), and LOE per thousand cubic feet of gas equivalent (“Mcfe”) (weighted at 10%). The target and stretch goals for these metrics are set forth below under “—2008 Performance Metrics”. Also for 2008, the Compensation Committee required that a hurdle level for F&D costs be met before any of the performance shares would vest. The LOE per Mcfe metric was substituted for the G&A metric in 2008 to focus participants in the performance share program on reducing operating expenses and improving efficiencies. In future years of the program, the Compensation Committee may impose hurdle levels based on these or other metrics or may decide not to impose hurdle levels.

Performance Share Grants and Vesting

•	Each year for four years beginning with calendar year 2007, it is possible for up to 50% of the original shares to vest based on meeting performance goals as follows:

•	25% of the total grant will vest if each of the four independent metrics are met at the target level based on the assigned weighting.

•

An additional 25% of the total grant will vest for each independent metric for performance met at the stretch level (even if the shares need to come out of the subsequent year’s vesting or from “rollovers” as described below).

•

If the actual results for a metric are between the target levels and the stretch levels, the vested number of shares will be adjusted on a pro rata, linear basis of the actual results compared to the target and stretch goals.

•

Shares that do not vest because a metric for a specific criterion is not met at the target level or the hurdle level is not met will roll over and will be eligible to be vested in future years of the program if one or more of the metrics set by the Compensation Committee are met.

•

On February 26, 2009, the Compensation Committee approved a supplemental grant to each participant in the performance share program equal to 30% of the initial grant received by that participant in order to provide sufficient shares so that up to 50% of the performance shares initially granted to each recipient are available for vesting if all stretch goals for 2009 are met. The supplemental grant is subject to adjustment for individual participants who received grants after shares had already vested. These supplemental grants expire on February 16, 2010 if they have not vested by that time.

•	On February 16, 2011, any performance shares granted pursuant to the approved 2007 performance share program that have not vested will be forfeited.

•	All unvested shares would vest upon a change in control as provided in the 2004 Stock Incentive Plan.

•

This program will terminate when all shares have vested or the four-year period for vesting has expired. The Compensation Committee has no plans to adopt another performance share program until this program terminates.

•	Upon termination of employment, all unvested shares will be forfeited.

The following table summarizes the grants of performance shares made to the named executive officers on May 9, 2007 (or February 11, 2008 with respect to Mr. Woodall) as well as the supplemental grants that were made on February 26, 2009:

Name and Principal Position	Performance Share Awards (# Shares)		Supplemental Performance Share Awards (# Shares)
Fredrick J. Barrett Chief Executive Officer (Principal Executive Officer)	25,000		7,500
Joseph N. Jaggers Chief Operating Officer and President	18,750		5,625
Robert W. Howard Chief Financial Officer (Principal Financial Officer)	14,000		4,200
Francis B. Barron Executive Vice President—General Counsel; and Secretary	11,250		3,375
R. Scot Woodall Senior Vice President—Operations	7,000	*	3,000

*	Mr. Woodall’s initial grant of performance shares was reduced to reflect that vesting of shares granted to other participants in May 2007 had already been approved.

Business Changes. The actual performance to be compared to the performance metrics will be modified with consideration to significant changes in the business such as acquisitions, divestitures or significant changes in the annual budget that require board approval. If the performance metrics include the results of a property that is sold during the year, the metrics will be adjusted to eliminate those results. If a significant property is acquired during the year, the results from that property will not be included in the actual results for the year. The Compensation Committee will approve any adjustments to the actual results for business changes.

Rationale for Performance Metrics. The purpose of a performance share program is to encourage management to achieve goals that create stockholder value and to tie a meaningful portion of management’s compensation to company performance. It is not intended to reward or penalize management for commodity price changes or other factors that are outside of management’s control. In the independent exploration and production (“E&P”) sector, investors typically value companies based on a combination of the following or similar measures:

•	Cash flow per share

•	Earnings per share

•	Net asset value

•	Reserve and production growth

•	Exploration results

•	Finding & Development (“F&D”) costs

•	Operating cost structure

•	Capital efficiencies

•	Financial discipline

With the current economic challenges, analysts and investors also are evaluating companies on the basis of financial strength and lower cost structure. Several of the performance results listed above are strongly influenced by commodity prices and general industry conditions. We do not intend to adopt performance measures that encourage speculation with respect to oil and gas prices or discourage implementation of a hedging program because it could limit exposure to increased commodity prices. We also desire to limit the performance metrics to three or four objectively measured results that are strongly linked to stock performance and thus stockholder value.

The program applies performance vesting equally to all recipients of performance share grants so that the officers, managers and senior technical professionals will participate on a pro rata basis in all performance measures, and individuals will not participate at different levels in different performance measures, thus promoting corporate alignment to the stockholders’ interests.

The program is designed so that if target goals are consistently met, the restricted shares will vest on a ratable basis over a four year period. Minimum performance must be achieved each year (i.e., achieving the target goals) for the restrictions to be lifted. Vesting may be accelerated to be less than four years if exceptional performance is achieved over a long period (i.e., consistently achieving the stretch goals). If exceptional performance is achieved so that vesting is accelerated, the restrictions will be lifted and the associated shares transferred to the recipient without any further consideration to the original four-year cycle of the initial grant. This potential to accelerate vesting promotes an incentive to achieve performance in excess of the target goals.

2008 Performance Metrics. The following table summarizes the performance share target and stretch goals for 2008 as determined by the Compensation Committee as well as our actual 2008 results for these measures:

	Target Goals	Stretch Goals	2008 Actual
Annual production (Bcfe) % of original grant shares subject to vesting	74.4 7.5%	77.0 15.0%	77.6 15.0%

Reserve additions (Bcfe) % of original grant shares subject to vesting	224 7.5%	240 15.0%	338 15.0%

Finding and development costs (per Mcfe) % of original grant shares subject to vesting	$2.69 7.5%	$2.50 15.0%	$1.76 15.0%

LOE (per Mcfe) % of original grant shares subject to vesting	$0.66 2.5%	$0.64 5.0%	$0.57 5.0%

For 2008, the target goals for this program were computed in a two step process. First, a preliminary target was determined based on normal expectations of our performance for the year. A stretch goal was selected based on what would be perceived to be extraordinary performance by the Company and, where a metric was the same as published guidance, the stretch goal exceeded our published guidance. For purposes of determining the performance share target goals for 2008, the preliminary target amounts were increased by 25% of the difference between the preliminary target and the stretch goals. The Compensation Committee may set the target amounts in a different manner in future years of the program.

Performance Share Vesting Based on 2008 Results. Based on Company performance in 2008, the hurdle level for finding and development costs was met and 50% of the performance shares granted in 2007 vested on February 16, 2009 for those participants who remained employees on that date. This vesting was based on our achieving the stretch goals for all performance share measures as summarized in the above table.

2009 Performance Metrics

In February 2009, the Compensation Committee approved the performance metrics for vesting of performance shares based on 2009 performance. The targets are similar to the 2008 targets, but we replaced reserve additions and production with adjusted debt per Mcfe of proved reserves and G&A expense to focus participants on capital efficiency and financial discipline. The performance share criteria are weighted 40% for F&D, 30% for adjusted debt per Mcfe of proved reserves, and 15% for each of LOE and G&A. In setting the performance metrics, the Compensation Committee considered the deteriorating economic conditions that resulted in our decreasing our planned 2009 capital expenditures. Factors that we believe will affect operations in 2009 include:

•	Gas supply/demand imbalance worsening, thereby causing gas sales prices to be significantly reduced compared to recent prices.

•

Rockies pipeline infrastructure limits the amount of gas takeaway capacity further depressing gas sales prices in the Rockies. This situation is expected to have more impact during spring and fall months when local demand is lower.

•	Capital markets are very limited and expensive, thereby limiting the amount of additional capital that is available to fund our activities and historic growth objectives.

In consideration of current conditions, the Compensation Committee believes that it will be very important for the Company to maintain a conservative, low cost operating strategy. For 2009, it is not prudent for the Company to pursue the same growth strategy that has been the focus of our activities in recent years. Instead, it will be important to be efficient with our capital expenditures, maintain a strong balance sheet and manage costs to the lowest possible level. The Compensation Committee believes the performance measures chosen are aligned with our stockholders’ interests and will provide incentive to management to achieve these objectives. Therefore, in 2009, the Compensation Committee is assigning a 40% weighting to the F&D criteria due to the importance of maintaining discipline in our capital spending. The remaining weighting is split equally between financial discipline (adjusted debt per Mcfe) and cost control measures (LOE and G&A).

Compensation Consultants and Benchmarking Surveys

In its consideration of the appropriate methods, levels and allocations of compensation for our officers, the Compensation Committee receives data from specialist compensation consultants about compensation practices and levels of compensation used by other companies within the oil and gas industry. During its meetings in February 2009, the Compensation Committee reviewed 2008 executive compensation, determined 2008 bonuses and 2009 officer salaries and equity awards and approved the calculations of vesting of performance shares based on our 2008 performance. During meetings in February 2008, the Compensation Committee reviewed 2007 executive compensation and determined 2007 bonuses and 2008 officer salaries and equity awards for 2008 and confirmed the calculations of vesting of performance shares based on our 2007 performance. The Compensation Committee reviewed industry data for executive and other employee positions compiled by Effective Compensation, Inc. (“ECI”), a compensation consulting firm, in connection with its compensation determinations at its February 2009 and February 2008 meetings. We reviewed data concerning the 50th percentile of cash compensation by our peers in order to be competitive and also made subjective adjustments to compensation of individual employees based on their performance, level of responsibility, and compensation of employees in similar positions or levels of management.

As described in our proxy statement in connection with our annual meeting of stockholders held in May 2007, the Compensation Committee engaged Watson Wyatt International in 2007 to review compensation practices and levels of compensation used by other independent oil and gas exploration and production companies and the Compensation Committee reviewed industry data for executive and other employee positions compiled by Watson Wyatt. The Compensation Committee engaged Watson Wyatt due to the new compensation disclosure rules that we were required to follow in the 2007 proxy statement to provide a more comprehensive review of our and our industry’s compensation practices. We believe that our annual review of the data provided by ECI generally is sufficient and do not believe that it is necessary to incur the cost of a full scale engagement of an outside compensation consultant every year.

Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Executive Vice President—General Counsel were involved in gathering data about our compensation practices, discussing peer companies with the Compensation Committee, and responding to questions from the Compensation Committee. In February 2009, these executive officers recommended to the Compensation Committee the salary, bonus and equity compensation levels of officers other than the Chief Executive Officer. After considering the information described in this compensation discussion and analysis, including information provided by ECI and the recommendations of our executive officers as well as current economic conditions, the Compensation Committee determined the levels and allocation of compensation among cash (salary and bonus) and equity (stock options and/or restricted stock awards) for our Chief Executive Officer and other officers. For decisions made in the February 2009 meetings, the Compensation Committee agreed with the recommendations for officer compensation other than the compensation of the Chief Executive Officer, which was independently determined by the Compensation Committee.

Peer Group

ECI compiled data on the compensation levels of 119 independent exploration and production companies, including us, that participated in the ECI 2008 Oil and Gas Industry Compensation Survey. In addition to individual performance criteria and position-specific considerations, in connection with its deliberations in February 2009, the Compensation Committee considered the compensation data included in that survey in determining compensation for executive officers and other senior level employees.

Discussion of Compensation Elements and Performance Criteria

Base Salary

As described above under “—Elements of Compensation”, executive officer salaries are reviewed by the Compensation Committee on an annual basis and are set for individual executive officers based on subjective evaluations of each individual officer’s performance, our company’s performance, and a comparison to salary ranges for executives holding comparable positions at other independent oil and gas exploration and development companies. Through these criteria, the Compensation Committee and management believe that base salaries are set in a manner that is both competitive and reasonable within our industry and that allow us to attract and retain qualified executives in the face of competition from other independent oil and gas exploration and production companies. Due to the ongoing economic crisis and to maintain discipline for G&A expenses in 2009, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Executive Vice President—General Counsel, recommended in February 2009 that their salaries not be increased. Based on these considerations, at the February 2007, 2008 and 2009 meetings, the Compensation Committee set the following annual salaries for the named executive officers:

Name	2007 Annual Salary	% Increase Over Prior Year	2008 Annual Salary	% Increase Over Prior Year	2009 Annual Salary	% Increase Over Prior Year
Fredrick J. Barrett	$375,000	12.6%	$410,000	9.3%	$410,000	0%
Joseph N. Jaggers	$358,000	10.6%	$389,146	8.7%	$389,146	0%
Robert W. Howard	$275,000	N/A (1)	$298,925	8.7%	$298,925	0%
Francis B. Barron	$245,000	10.1%	$266,315	8.7%	$266,315	0%
R. Scot Woodall	$260,000	N/A (2)	$278,200	7.0%	$285,155	2.5%

(1)	During 2006, Mr. Howard served as our Executive Vice President—Finance and Investor Relations until his resignation in May 2006. Mr. Howard rejoined the Company as our Chief Financial Officer in March 2007.
(2)	Mr. Woodall became our Senior Vice President—Operations in April 2007.

Annual Incentive Compensation

Bonuses

The Compensation Committee believes that cash bonuses are an appropriate way to reward strong corporate and individual performance. The Compensation Committee considers on an annual basis whether to pay cash bonuses to some or all of our employees, including our executive officers. The Compensation Committee approves the total amount of bonuses to all employees and the individual bonuses to each executive officer. In February 2007, 2008 and 2009, the Compensation Committee approved the payment of bonuses to our executive officers based on 2006, 2007 and 2008 performance, respectively, including the achievements discussed above under “—Overview of Our Performance” and under “—Compensation Target Criteria”, and individual performance and benchmarking analysis. While the Compensation Committee considers Company and individual performance, including the information described in “—Compensation Target Criteria” above, the bonuses are awarded at the discretion of the Compensation Committee, and the specific bonus levels are not subject to pre-established or fixed goals or formulas. Our reasons for this approach are described above under “—Pay-for-Performance”. The amounts of these bonuses appear below in the “Summary Compensation Table” under the column “Bonus”.

Equity Awards

The Compensation Committee grants stock options and restricted stock to officers and other employees as a means of providing long-term incentives to our employees and as a retention tool. The Compensation Committee believes that stock option and restricted stock grants create incentives for increased performance by our employees, including our executive officers, by providing the opportunity for executive officers and other employees to receive added compensation as a result of increases in the value of our common stock. Any increases in the value of our common stock would also benefit all stockholders, thereby aligning our employees’

interests with those of our stockholders. The exercise price for our stock options is the fair market value of our common stock on the date those options are granted. See “—Timing of Equity Awards” below.

Decisions concerning the granting and amounts of stock option and restricted stock awards are made based on the employment level of the individual or on the area in which the person works in order to provide appropriate incentives. The criteria used to determine amounts are similar to those used in making decisions concerning cash bonus awards as discussed in the previous section. In considering data concerning equity award practices of our peers, we also reviewed data provided by ECI for a subset of the participants consisting of medium sized exploration and production companies (revenues of $100 million to $500 million). Our equity awards also have vesting requirements to enhance employee retention and to provide incentive to increase stockholder value over a multi-year period. The Compensation Committee approved option grants to all new employees, including new officers, during 2006, 2007 and 2008. All previously hired employees already held options. Therefore, all current employees hold stock or stock options. In February 2007, 2008 and 2009, the Compensation Committee approved the issuance of stock options to our officers and senior managers and restricted stock to certain of our other employees. The awards vest 25% on each of the first four anniversaries of the date of grant. As described above under “—Pay-For-Performance”, in May 2007 the Compensation Committee approved a performance share program for 2007 for officers and senior managers. These awards were supplemented in February 2009. For additional information concerning equity awards, see “—Timing of Equity Awards” below.

401(k) Retirement Savings Plan

We do not have a defined benefit pension plan. We maintain an employee retirement savings plan, the 401(k) Plan, to provide an additional means of attracting and retaining qualified employees by providing tax-advantaged opportunities for employees to save for retirement or future events. Under the 401(k) Plan, we will contribute on behalf of each employee 100% of the contribution made by that employee, up to a maximum company contribution of 6% of the employee’s gross salary and cash bonus for a particular pay period. One-half of our matching contribution is paid in cash and one-half is paid in our common stock. All contributions to the 401(k) Plan are immediately vested. Participation in the 401(k) Plan is at the discretion of each individual employee, and the Compensation Committee is not involved in the administration of the 401(k) Plan. The named executive officers participate in the 401(k) Plan on the same basis as all other employees.

Deferred Compensation

We do not maintain any non-qualified deferred compensation arrangements with our executive officers or other employees other than our 401(k) Plan.

Severance and Change in Control Agreements

Our named executive officers and other officers and senior managers are covered by change in control severance protection agreements. We believe these agreements allow us to be more competitive with other independent oil and gas exploration and production companies in attracting and retaining senior managers. Estimates of the payments that would be made using various assumptions and a summary of the material terms of these agreements for senior vice presidents and above, including the named executive officers (collectively, the “Senior Officers”), are included below under “Payments Upon Termination and Change in Control”.

Other Compensation

Our named executive officers receive health and life insurance benefits, transportation expense reimbursement of up to $75 per month, commuter bus and train passes, and reimbursement of a portion of health club dues on the same terms as all other Denver based employees.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits our ability to deduct compensation of more than $1 million that is paid to certain individuals, paid under our compensation plans and arrangements. During 2008, two executive officers exceeded the $1 million threshold due to the vesting of restricted stock during the year, including performance shares granted in May 2007 that do not qualify to be excluded from the calculation of compensation under Section 162(m). See “—Pay for Performance” above. The Compensation Committee believes this compensation in excess of the Section 162(m) threshold is appropriate because the cash compensation for these individuals was below $1 million, vesting for a portion of restricted stock held by these executives was based on the Company’s meeting previously approved performance targets, and the total compensation was at a level competitive with other E&P companies. In addition, a portion of the restricted shares that vested for one executive whose compensation exceeded the threshold was originally granted to recruit that executive to join our Company.

Stock Ownership Guidelines

We do not have formal stock ownership guidelines for officers, directors or other employees. We believe that the awarding restricted stock and stock options provides appropriate alignment of interests of management with our stockholders without the need for formal stock ownership guidelines or requirements. The number of shares of our common stock beneficially owned by our named executive officers is shown below in “Beneficial Owners of Securities.”

Timing of Equity Awards

Our Compensation Committee has adopted a policy of granting equity awards at regular quarterly meetings of the Compensation Committee and to consider any annual grants of equity awards to officers and employees in the first quarter of each year so that the compensation information can be included in our Annual Report on Form 10-K or proxy statement. These annual grants typically are made in February after we issue a press release in January containing the production for the prior year, year end reserves for the prior year and guidance on capital expenditures, production, lease operating expense, gathering and transportation expense, and G&A expenses (excluding non-cash stock-based compensation expense) for the coming year. In January and February 2009, prior to the meetings of the Compensation Committee in February 2009 where equity awards were granted, we issued a press release, filed Current Reports on Form 8-K and conducted a live webcast of an investor presentation in which we provided estimated 2008 revenues, our 2009 plans and guidance, and other information and responded to investors’ questions. Prior to the Compensation Committee meeting in February 2009 at which the supplemental performance share grants were made, we also filed our Annual Report on Form 10-K, issued our 2008 earnings release and conducted an earnings conference call at which management discussed 2008 results and 2009 plans and responded to questions. Before making equity grants, the Compensation Committee seeks to confirm with management that there is no material nonpublic information so it may consider that information when making decisions as to the granting of equity awards. Awards for new employees, other than executive officers, may be granted at the regular quarterly meetings of the Compensation Committee or on a monthly basis by a subcommittee of the Compensation Committee that constitutes the Option Committee under our 2002 Stock Option Plan, 2003 Stock Option Plan, 2004 Stock Incentive Plan, and 2008 Stock Incentive Plan consisting of any two or more members of the Compensation Committee. Prior to February 2009, the Option Subcommittee consisted of Messrs. Fitzgibbons and Schreiber. Awards for new executive officers are required to be made at a meeting of the Compensation Committee, called for that purpose, or at other regularly scheduled meetings of the Compensation Committee. Awards are not made by written consent.

The exercise price of options granted under our 2004 Stock Incentive Plan is equal to the closing price of our common stock on the New York Stock Exchange on the trading day immediately preceding the date of grant. This provision of the 2004 Plan complies with the manner of determining fair market value in connection with the granting of incentive stock options under the Internal Revenue Code and applicable regulations, which allows the board of directors of a company to determine fair market value using any reasonable valuation method. We believe using the closing price on the day before the date of grant is appropriate so the Compensation Committee knows what the exercise price will be for the awards it is approving. Our 2002 Stock Option Plan, 2003 Stock Option Plan and 2008 Stock Incentive Plans provide that the exercise price cannot be less than the closing price on the date of grant, which also complies with the requirements of the Internal Revenue Code.

Summary Compensation Table

The following table sets forth the compensation of our chief executive officer, our chief financial officer and each of our next three most highly compensated executive officers serving as of December 31, 2008 (we refer to these five individuals, collectively, as the named executive officers) for the fiscal years ended December 31, 2006, 2007 and 2008. We do not have any non-equity incentive plans, pension plans or nonqualified deferred compensation plans for the past three fiscal years. Therefore, we have not included columns for non-equity incentive plans, changes in pension value, or changes in nonqualified deferred compensation earnings in the table below. For additional information concerning the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)(3)		Total ($)
Fredrick J. Barrett	2008		$410,000		$410,000		$580,973		$542,347		$16,091		$1,959,411
Chairman; and Chief Executive Officer (Principal Executive Officer)	2007 2006	$ $	368,539 317,154	$ $	375,000 333,000	$ $	257,658 33,825	$ $	366,609 191,763	$ $	15,190 14,753	$ $	1,382,996 890,495

Robert W. Howard	2008		$298,925		$275,011		$354,547		$508,229		$15,851		$1,452,563
Chief Financial Officer; and Treasurer (Principal Financial Officer)(4)	2007		$207,308		$247,500		$165,413		$330,021		$13,619		$963,861

Joseph N. Jaggers	2008		$389,146		$389,146		$659,929		$785,624		$15,851		$2,239,696
Chief Operating Officer; and President(5)	2007 2006	$ $	352,923 150,000	$ $	358,000 292,500	$ $	417,442 124,999	$ $	620,426 247,389	$ $	15,040 683	$ $	1,441,631 815,571

Francis B. Barron	2008		$266,315		$239,683		$281,679		$284,884		$15,851		$1,088,412
Executive Vice President—General Counsel; and Secretary	2007 2006	$ $	241,539 219,254	$ $	220,500 200,000	$ $	136,187 33,368	$ $	201,476 120,542	$ $	15,040 14,558	$ $	814,742 587,722

R. Scot Woodall	2008		$278,200		$190,000		$323,017		$168,510		$16,091		$975,818
Senior Vice President—Operations(6)

(1)	Reflects compensation expense for all outstanding restricted stock and performance shares, which is recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”). For the assumptions made in determining SFAS No. 123R values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The amounts disregard the estimate of forfeitures related to service-based vesting conditions.
(2)	Reflects compensation expense for all outstanding stock option awards, which is recognized for financial statement reporting purposes in accordance with SFAS No. 123R. For the assumptions made in determining SFAS No. 123R values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The amounts shown disregard the estimate of forfeitures related to service-based vesting conditions.
(3)	Includes the following amounts of our 401(k) matching contributions for the years indicated, which amounts were paid one-half in cash and one-half in our common stock:

	401(k) Matching Contributions
	2006	2007	2008
Fredrick J. Barrett	$13,200	$13,500	$13,800
Robert W. Howard	N/A	$12,439	$13,800
Joseph N. Jaggers	-0-	$13,500	$13,800
Francis B. Barron	$13,155	$13,500	$13,800
R. Scot Woodall	N/A	N/A	$13,800

(4)	Mr. Howard became our Chief Financial Officer in March 2007. As a result, he first became a named executive officer with respect to the year ended December 31, 2007.
(5)	Mr. Jaggers’ employment with us commenced in July 2006.
(6)	Mr. Woodall first became a named executive officer with respect to the year ended December 31, 2008.

Grants of Plan-Based Awards Granted During 2008

During 2008, we granted stock options to the named executive officers, which are summarized below. We do not have non-equity incentive plans. Therefore, we have not included the columns for those types of plans in the table below. For additional information concerning the compensation paid to our named executive officers, including grants of equity awards, see “Compensation Discussion and Analysis” above.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ /Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold (#)	Target (#)		Maximum (#)
Fredrick J. Barrett
2004 Incentive Plan	2/11/2008							60,000	$42.83	$44.90	$733,789

Robert W. Howard
2004 Incentive Plan	2/11/2008							40,000	$42.83	$44.90	$489,193

Joseph N. Jaggers
2004 Incentive Plan	2/11/2008							55,000	$42.83	$44.90	$672,640

Francis B. Barron
2004 Incentive Plan	2/11/2008							33,000	$42.83	$44.90	$403,584

R. Scot Woodall
2004 Incentive Plan	2/11/2008							9,000	$42.83	$44.90	$110,068
2004 Incentive Plan	2/11/2008		7,000	(3)	7,000	(3)					$299,810
2004 Incentive Plan	2/22/2008							16,000	$46.91	$47.19	$215,308

(1)	The equity awards issued in 2008 were granted pursuant to our 2004 Stock Incentive Plan. In accordance with that Plan, the exercise price of options and the value of restricted stock awards is equal to the closing price of our common stock on the trading day before the date of grant. The date of grant is the later of the date the Compensation Committee approves the grant or the date the recipient becomes an employee.
(2)	The amounts in the Grant Date Fair Value of Stock and Option Awards column were determined in accordance with SFAS No. 123R. For additional information concerning our application of SFAS No. 123R, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(3)	Performance share awards were granted to certain individuals on May 9, 2007 (February 11, 2008 with respect to Mr. Woodall). Vesting is contingent upon meeting certain operational and financial metrics that are selected by the Compensation Committee for each year in a four-year performance period, commencing in 2007 and ending in 2010. The performance shares contingently vest each year depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. However, there is no minimum, guaranteed vesting. If the performance goals are not met, the shares will not vest. The number of performance shares granted to Mr. Woodall was, and the vesting of his performance shares will be, adjusted to reflect that his performance shares were granted after vesting had been approved for 30% of the performance shares granted to other participants in the performance share program. For more information concerning these performance share awards, see above “Compensation Discussion and Analysis—Compensation Philosophy and Objectives of Compensation Programs—Pay-for-Performance”.

Outstanding Equity Awards at December 31, 2008

The following table contains information with respect to the named executive officers concerning outstanding equity awards at December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fredrick J. Barrett
2002 Option Plan—Tranche A(1)	59,641				$25.00	12/09/2011
2004 Incentive Plan	50,000				$25.00	12/09/2011
2004 Incentive Plan	20,000	20,000	(2)		$35.28	02/22/2013
2004 Incentive Plan	18,750	56,250	(9)		$30.42	02/16/2014
2004 Incentive Plan		60,000	(5)		$42.83	02/16/2015
2004 Incentive Plan							1,950	(3)	$41,204
2004 Incentive Plan							12,500	(10)	$264,125	5,000	(8)	$105,650

Robert W. Howard
2004 Incentive Plan	38,750	116,250	(11)		$32.31	03/30/2014
2004 Incentive Plan		40,000	(5)		$42.83	02/16/2015
2004 Incentive Plan							4,500	(12)	$95,085
2004 Incentive Plan							7,000	(10)	$147,910	2,800	(8)	$59,164

Joseph N. Jaggers
2004 Incentive Plan	112,500	112,500	(7)		$27.96	07/10/2013
2004 Incentive Plan	14,062	42,188	(9)		$30.42	02/16/2014
2004 Incentive Plan		55,000	(5)		$42.83	02/16/2015
2004 Incentive Plan							17,883	(6)	$377,868
2004 Incentive Plan							9,375	(10)	$198,094	3,750	(8)	$79,238

Francis B. Barron
2004 Incentive Plan	11,970				$25.00	12/09/2011
2004 Incentive Plan	12,500	12,500	(2)		$35.28	02/22/2013
2004 Incentive Plan	8,437	25,313	(9)		$30.42	02/16/2014
2004 Incentive Plan		33,000	(5)		$42.83	02/16/2015
2004 Incentive Plan							230	(4)	$4,860
2004 Incentive Plan							1,600	(3)	$33,808
2004 Incentive Plan							5,625	(10)	$118,856	2,250	(8)	$47,543

R. Scot Woodall
2004 Incentive Plan	8,750	26,250	(13)		$33.79	04/09/2014
2004 Incentive Plan		9,000	(5)		$42.83	02/16/2015
2004 Incentive Plan		16,000	(15)		$46.91	02/16/2015
2004 Incentive Plan							11,250	(14)	$237,713
2004 Incentive Plan							5,000	(10)	$105,650	2,000	(8)	$42,260

(1)	Tranche A and Tranche B options granted under the 2002 Option Plan were subject to the following dual vesting provisions: (1) proportionate vesting if capital was raised from Series A and Series B investors (“equity vesting”), and (2) 40% on the first anniversary of the date of grant and 20% on subsequent anniversaries of the date of grant (“time vesting”). Options granted on or before February 3, 2003 had time vesting provisions of 20% on date of grant and 20% on each of the next four anniversaries of the date of grant. As of May 12, 2004, all options under the 2002 Stock Option Plan were equity vested and were only subject to time vesting.
(2)	These options were granted on February 22, 2006 and vest 25% on the first four anniversaries of the date of grant.
(3)	These nonvested equity shares of common stock were granted on February 22, 2006 and vest 25% on the first four anniversaries of the date of grant.
(4)	These nonvested equity shares of common stock were granted on March 9, 2005 and vest 25% on the first four anniversaries of the date of grant.
(5)	These options were granted on February 11, 2008 and vest 25% on each of February 16, 2009, 2010, 2011 and 2012.
(6)	These nonvested equity shares of common stock were granted on July 10, 2006 and vest 25% on the first four anniversaries of the date of grant.

(7)	These options were granted on July 10, 2006 and vest 25% on the first four anniversaries of the date of grant.
(8)	These nonvested performance shares were granted to the named executive officers on May 9, 2007 (February 11, 2008 with respect to Mr. Woodall). Vesting is contingent upon meeting certain operational and financial metrics that are selected by the Compensation Committee for each year in a four-year performance period, commencing in 2007 and ending in 2010. The performance shares contingently vest each year depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. As of December 31, 2008, the performance conditions for the vesting of these shares had not yet been established.
(9)	These options were granted on February 16, 2007 and vest 25% on the first four anniversaries of the date of grant.
(10)	These nonvested performance shares were granted to the named executive officers on May 9, 2007 (February 11, 2008 with respect to Mr. Woodall). Vesting is contingent upon meeting certain operational and financial metrics that are selected by the Compensation Committee for each year in a four-year performance period, commencing in 2007 and ending in 2010. The performance shares contingently vest each year depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. As of December 31, 2008, certain performance conditions were satisfied, and 50% of the original grant was eligible for vesting; however, such shares remained subject to a time-based vesting requirement through February 16, 2009. The compensation expense associated with these shares has also been included in the Summary Compensation Table. The number of performance shares granted to Mr. Woodall was, and the vesting of his performance shares will be, adjusted to reflect that his performance shares were granted after vesting had been approved for 30% of the performance shares granted to other participants in the performance share program.
(11)	These options were granted on March 30, 2007 and vest 25% on the first four anniversaries of the date of grant.
(12)	These nonvested equity shares of common stock were granted on March 30, 2007 and vest 25% on the first four anniversaries of the date of grant.
(13)	These options were granted on April 9, 2007 and vest 25% on the first four anniversaries of the date of grant.
(14)	These nonvested equity shares of common stock were granted on April 9, 2007 and vest 25% on the first four anniversaries of the date of grant.
(15)	These options were granted on February 22, 2008 and vest 25% on each of February 16, 2009, 2010, 2011 and 2012.

Option Exercises and Stock Vested in 2008

The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fredrick J. Barrett	4,830	$99,445	8,475	$389,537
Robert W. Howard	—	$—	5,700	$262,398
Joseph N. Jaggers	—	$—	14,566	$694,081
Francis B. Barron	29,722	$1,169,940	4,404	$202,550
R. Scot Woodall	—	$—	3,750	$188,063

Payments Upon Termination or Change in Control

The following table summarizes estimated payments that would be payable to our named executive officers assuming that their employment terminated on December 31, 2008 within one year following a change in control pursuant to the “double trigger” provisions of our severance protection agreements, as described below. No payment would be required in the event of a voluntary termination (other than for good reason), a termination by us or our successor for cause or a termination by us before a change in control (unless the termination was within 30 days prior to the change in control in anticipation of the change in control). According to the terms of our equity plans and the grants of options and shares pursuant to those plans, the vesting of those grants automatically accelerates upon a change in control notwithstanding the double trigger provisions of the severance protection agreements.

Potential Payments Upon Termination After

A Change In Control

Name	Severance Payment (3 times salary and bonus) ($)	Value of Accelerated Equity Grants ($)(1)	Estimated Tax “Gross Up” Payment ($)(2)	Lump Sum Payment for Benefits ($)(3)	Lump Sum for Outplacement Services ($)	Total Estimated Benefit ($)
Fredrick J. Barrett	2,337,500	410,979	939,935	59,996	7,500	3,755,910
Robert W. Howard	1,627,313	302,159	668,504	45,439	7,500	2,650,915
Joseph N. Jaggers	2,225,865	655,199	—	59,996	7,500	2,948,560
Francis B. Barron	1,449,788	205,067	537,489	59,962	7,500	2,259,806
R. Scot Woodall	1,302,600	385,623	506,255	59,996	7,500	2,261,974

(1)	Assuming the acceleration of unvested options and restricted stock grants, including performance shares, held at December 31, 2008 based on the closing price of our common stock on the New York Stock Exchange on December 31, 2008, the last trading day before year end, of $21.13 per share.
(2)	The calculation for the tax reimbursement, or “gross up”, payment considers that, if the sum of the severance payment, the value of accelerated equity grants, the outplacement services payment and the payment for continuation of benefits, exceeds the five year average W-2 wages so that an excise tax is imposed on such payments pursuant to Internal Revenue Code Section 4999, a “gross up” payment is made to the named executive officers to reimburse the excise tax and income tax payable on that amount.
(3)	Based on the cost to provide benefits on December 31, 2008.

The following is a summary of the material terms of the change in control severance protection agreements for our chief executive officer, chief operating officer, chief financial officer, executive vice presidents and senior vice presidents (the “Senior Executive Officers”), including the named executive officers:

•

The agreements have a “double trigger” so that they are triggered when there is both a change in control of the Company, and the person’s employment is terminated within one year after the change in control other than a termination by the Company for cause or by the Senior Executive Officer without good reason. We believe that providing severance benefits in this situation is appropriate in order to ensure that our Senior Executive Officers are committed to completing a transaction that may be in the best interests of our stockholders without such Senior Executive Officer’s being concerned with his or her job security. In the event both triggers occur, Senior Executive Officers will receive:

•

A severance payment equal to three times the Senior Executive Officer’s highest cash compensation, including bonus, paid during a consecutive 12 month period in any of the three years preceding the termination. This amount is payable in a lump sum.

•	Payment of a lump sum amount equivalent to the cost to continue all life, disability, accident and health insurance, or reasonably equivalent benefits, for 36 months after termination.

•	Payment of $7,500 for outplacement services to assist the Senior Executive Officer in obtaining new employment.

•

An additional amount, or a tax “gross up” payment, equal to the amount, if any, of excise and related income tax payable by Senior Executive Officers under the golden parachute provisions of the Internal Revenue Code. The payment of this “gross up” amount is intended to provide the Senior Executive Officer with the full amount of the severance payment determined under the agreement.

•

Our stock incentive plans for all employees provide for accelerated vesting of all unvested stock options and accelerated lapsing of all restrictions on restricted stock grants upon the occurrence of the change in control, regardless of whether the officer or employee is terminated.

•

Upon termination of employment for any reason and not only after a change in control, the Senior Executive Officer will not solicit any of our employees for a period of one year after the termination of the Senior Executive Officer’s employment.

•	A requirement that the Senior Executive Officer keep our nonpublic information confidential.

Generally, pursuant to the agreements, a change in control is deemed to occur if any of the following occurs:

•	Someone acquires 30% or more of our common stock;

•

The individuals who are members of our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board unless approved by a vote of at least two-thirds of the then Incumbent Board;

•	We consummate a merger, consolidation or reorganization, unless certain circumstances are met;

•	Our complete liquidation or dissolution; or

•	The sale or other disposition of all or substantially all of our assets.

Generally, a termination by the employee for “good reason” requires the following:

•	Assignment to the employee of duties inconsistent with, or a substantial alteration in the nature of, the employee’s responsibilities in effect immediately prior to the change in control;

•

A reduction in either the employee’s salary or target bonus (if a target bonus has been established for the employee) as each is in effect on the date of a change in control, or the discontinuance or material adverse alteration of any material pension, welfare or fringe benefit enjoyed by the employee on the date of a change in control;

•

Relocation of the employee’s place of employment to any place in excess of 50 miles from the employee’s place of employment immediately prior to the change in control without the employee’s written consent;

•	Material breach by us of the change in control agreement that is not cured in the appropriate period; or

•	Failure by us to have our obligations under the change in control agreement assumed by any successor company.

Generally, “cause” means:

•

If the officer is party to an employment agreement or similar agreement with us and that agreement includes a definition of cause, the definition contained in that agreement (no officers currently have employment or similar agreements).

•	If no employment or similar agreement exists, it means

•	the officer’s failure to perform the duties reasonably assigned to him or her;

•	our good faith finding of the officer’s dishonesty, gross negligence or misconduct;

•	a material breach by the officer of any of our written employment policies or rules; or

•	the officer’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty or moral turpitude.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our Restated Certificate of Incorporation, Bylaws and applicable law.

Director Compensation

Our directors who are not our employees and who were not previously nominated by certain holders of our Series B preferred stock (“Outside Directors”) receive an annual retainer of $40,000 payable quarterly and a meeting attendance fee of $1,000 for each Board and committee meeting attended. The Chair of the Audit Committee receives an additional annual retainer of $15,000 and a meeting attendance fee of $1,000 for substantive meetings with management and our independent auditors; the Chair of the Compensation Committee receives an additional annual retainer of $10,000; and the chairs of other committees receive an additional annual retainer of $5,000. Upon their initial election and on January 1 of each year, Outside Directors also receive options to purchase 10,000 shares of our common stock with an exercise price equal to the fair market value of the common stock on the trading day before the election of the new Outside Director or the date of grant. All of these options vest 25% on each of the first four anniversaries of the date of grant and expire on the seventh anniversary of the date of grant. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. Beginning with the second quarter of 2007, Outside Directors may elect to receive their fees in the form of our common stock, issued pursuant to our 2004 Stock Incentive Plan. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, will be delivered to each Outside Director who elected before that quarter to receive shares in payment of the director fees.

During 2008, the non-management directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
James M. Fitzgibbons	$—	$61,913	$99,603	$161,516
Randy A. Foutch	$—	$59,907	$75,889	$135,796
Jeffrey A. Harris(3)	$—	$—	$—	$—
Jim W. Mogg	$—	$60,157	$61,615	$121,772
Philippe S.E. Schreiber	$63,000	$—	$124,826	$187,826
Randy I. Stein	$76,000	$—	$99,603	$175,603
Michael E. Wiley	$—	$47,917	$104,263	$152,180

(1)	Represents the dollar amount of director fees that were paid in the form of our common stock. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, are delivered to the directors who elected before that quarter to receive shares in payment of the director fees.
(2)	The amounts in the Option Awards column are dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year determined in accordance with SFAS No. 123R. For the assumptions made in determining SFAS No. 123R values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. The amounts disregard the estimate of forfeitures related to service-based vesting conditions. The grant date fair values of each stock option award, computed in accordance with SFAS No. 123R, granted to each director during 2008 were as follows: Mr. Fitzgibbons, $128,674; Mr. Foutch, $128,674; Mr. Harris, $0; Mr. Mogg, $128,674; Mr. Schreiber, $128,674; Mr. Stein, $128,674; and Mr. Wiley, $128,674. As of December 31, 2008, each director held the following number of total outstanding options: Mr. Fitzgibbons, 40,000; Mr. Foutch, 30,000; Mr. Harris, 0; Mr. Mogg, 20,000; Mr. Schreiber, 79,174; Mr. Stein, 40,000; and Mr. Wiley, 40,000.

(3)	Because Mr. Harris was initially nominated to serve as a director by Warburg Pincus LLC, a beneficial owner of our Series B preferred stock, he is not an Outside Director and does not receive compensation as a non-management director.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Fitzgibbons, Harris, Mogg and Wiley, all of whom are non-employee directors. None of these individuals has ever been an officer or employee of our company. In addition, none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or on our Compensation Committee.

Interests of Management and Others in Certain Transactions

Following is a discussion of transactions between us and our officers, directors and stockholders owning more than 5% of the outstanding shares of our common stock since January 1, 2008.

Mr. Harris, a director, is a member and serves as a Managing Director at Warburg Pincus LLC. Mr. Harris initially was nominated as a director pursuant to the stockholders’ agreement and Series B stock purchase agreement, relating to the sale of the Series B preferred stock, pursuant to which an affiliate of Warburg Pincus purchased 22,000,000 shares of Series B preferred stock for $5.00 per share for a total purchase price of $110,000,000.

Registration Rights Agreement with Series B Preferred Stock Investors

On March 28, 2002, we entered into a registration rights agreement with the holders of our Series B preferred stock who purchased 51,000,000 shares pursuant to a stock purchase agreement dated March 28, 2002. Pursuant to the registration rights agreement, we have agreed to register, under certain circumstances, the 23,370,233 shares of our common stock (“registrable securities”), which they received upon conversion of their Series B preferred stock immediately prior to the completion of our initial public offering. The holders that currently may exercise registration rights consist of Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Private Equity X, L.P. and related entities who hold 6,181,788 shares of common stock as of March 11, 2009.

Demand Registration Rights. Each stockholder who is the holder of (1) more than 10% of our then outstanding common stock, (2) common stock with an aggregate current market value of at least $50,000,000 or (3) stockholders holding at least 60% of the shares of our common stock shall have the right to require us by written notice to register a specified number of shares in accordance with the Securities Act and the registration rights agreement. Each qualified holder has the right to request up to five registrations on Form S-3, minus any demand registration rights exercised prior to that date. Nevertheless, in no event shall more than one demand registration occur during any six-month period or within 120 days after the effective date of a registration statement, provided that no demand registration may be prohibited for that 120-day period more than once in any 12-month period.

Piggy-back Registration Rights. If we propose to file a registration statement under the Securities Act with respect to an offering of common stock (subject to certain exceptions), whether or not for our own account, then we must give at least 30 days’ notice prior to the anticipated filing date to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement. We will be required to maintain the effectiveness of that registration statement until the earlier of 120 days after the effective date and the consummation of the distribution by the participating holders.

Conditions and Limitations; Expenses. The registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with a demand registration or a registration on Form S-3, regardless of whether a registration statement is filed or becomes effective.

Management Rights Agreement

We have entered into a management rights agreement with each of Warburg Pincus Private Equity VIII, L.P. and certain other entities that purchased our Series B preferred stock pursuant to the stock purchase agreement. Under the terms of this agreement, each of these investors is entitled to (1) consult with and advise us on significant business issues, (2) examine our records, subject to customary confidentiality restrictions on the use of such information, and (3) be notified of and attend all meetings of the Board in a non-voting advisory capacity and receive all materials distributed to Board members. The parties to the management rights agreement do not receive compensation under the agreement. Each respective agreement will terminate upon the date on which the relevant investor owns less than 5% of our capital stock. Currently, only the agreement with Warburg Pincus Private Equity VIII, L.P. and related entities remains in effect.

Approval of Related Party Transactions

We have not formally adopted any policies or procedures for approval of related party transactions. However, related party transactions are strongly discouraged. All proposed related party transactions are disclosed to our Board and are addressed on a case-by-case basis.

Relationships of Officers and Directors

Fredrick J. Barrett, our Chief Executive Officer, Chairman of the Board and a director, is the brother of Terry R. Barrett, our Senior Vice President—Rockies Exploration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2008, except one report on Form 4 for David R. Macosko reporting a sale in May 2008 was filed one business day late.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Committee has reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee also has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and as superseded by Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP such independent accountants’ independence. No services, other than audit and audit-related services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2008. The Audit Committee believes that the provision of those services by Deloitte & Touche LLP to the Company and its subsidiaries is compatible with maintaining the principal auditors’ independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Respectfully submitted,

Randy I. Stein, Chair

James M. Fitzgibbons

Randy A. Foutch

Code of Business Conduct and Ethics

On September 9, 2004, the Board of Directors adopted our Code of Business Conduct and Ethics governing business conduct and relevant actions of our officers, directors, employees and certain other persons who have relationships or dealings with us. The Code of Business Conduct and Ethics includes our code of ethics for senior financial management. The Code of Business Conduct and Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial or other matters. The Code of Business Conduct and Ethics also provides a mechanism for reporting any written concerns or questions. Any concerns submitted on an anonymous basis related to financial matters will be directed to the Audit Committee, while any questions relating to any other matter will be directed to our legal counsel or human resources department. A current copy of the Code of Business Conduct and Ethics is posted on our website at www.billbarrettcorp.com and a printed copy may be obtained by sending a request to our Corporate Secretary at our corporate headquarters. Any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) is required to be approved by the Audit Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and will be posted on our website.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Deloitte & Touche LLP, 555 Seventeenth Street, Suite 3600, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the year ending December 31, 2009. Services provided to us by Deloitte & Touche LLP during 2008 are described under “Fees to Independent Auditors” below. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Although ratification by the stockholders is not required by law, the Board has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the

Audit Committee believes that such a change would be in the best interest of us and our stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2009 requires the affirmative vote of a majority of the votes cast affirmatively or negatively.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Fees to Independent Auditors

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements, its review of our quarterly financial statements, and the audit of our internal controls as required under the Sarbanes Oxley Act of 2002, for the fiscal years 2007 and 2008 were $560,150 and $615,000, respectively.

Audit-Related Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of audit or review of our financial statements for the fiscal years 2007 and 2008 were $153,500 and $76,000, respectively. The 2007 fees were incurred in connection with the review of documents with regard to our consideration of financing options. The 2008 fees were incurred in connection with the review of documents with regard to our consideration of financing options and our convertible debt offering in March 2008 and the review of the Registration Statement on Form S-8 filed in July 2008 with regard to our 2008 Stock Incentive Plan.

Tax Fees

Not applicable.

All Other Fees

Not applicable.

Audit Committee Pre-Approval

Our Audit Committee Charter provides that either (i) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimis exceptions for other than audit, review or attest services that are approved by the Audit Committee prior to completion of the audit; or (ii) that the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP’s fees for audit services in fiscal years 2007 and 2008. Except as indicated above, there were no fees other than audit and audit-related fees for fiscal years 2007 and 2008, and Deloitte & Touche LLP performed all the services described above with its full time permanent employees.

PROPOSAL NO. 3—STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD OF DIRECTORS TAKE THE STEPS NECESSARY TO ELIMINATE THE CLASSIFICATION OF TERMS OF THE BOARD OF DIRECTORS TO REQUIRE THAT ALL DIRECTORS STAND FOR ELECTION ANNUALLY

The following proposal was submitted for inclusion in this proxy statement by Mr. Gerald R. Armstrong, 910 Sixteenth Street, #412, Denver, Colorado 80202-2917, (303) 355-1199. Mr. Armstrong has advised us that he owns 100 shares of our common stock.

Stockholder Proposal. The following resolution was submitted by Mr. Armstrong:

“That the shareholders of BILL BARRETT CORPORATION request its Board of Directors to take those steps necessary to eliminate the classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.”

Supporting Statement. The following statement was submitted by Mr. Armstrong in support of his resolution. The Board of Directors of Bill Barrett Corporation disagrees with Mr. Armstrong’s assertions as set forth below under “Board of Directors Recommendation and Statement.”

“In last year’s annual meeting, this proposal received the votes of 19,670,677 shares (49.07%) worth $1,142,079,506.62 on the date of the meeting and our directors have failed to initiate its adoption. The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc. CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of management and Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that the shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.”

Board of Directors Recommendation and Statement.

The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

The Board believes that it is not in the best interests of our stockholders to declassify the Board of Directors and therefore recommends that the stockholders vote against this proposal. An almost identical proposal was submitted by Mr. Armstrong for the annual meeting held in May 2008. The Board of Directors recommended against that proposal and it was defeated by our stockholders.

Initially, the Nominating and Corporate Governance Committee of our Board of Directors reviewed the proposal to require the annual election of directors. The Nominating and Corporate Governance Committee consists solely of independent outside directors. After careful consideration, the Committee concluded that our classified board is in the best interests of our company and our stockholders. The Committee subsequently recommended to the full Board of Directors that it recommend stockholders vote against the proposal. The Board of Directors unanimously concurred with the Committee’s recommendation.

Our Board of Directors is divided into three classes of directors, each of which serves for staggered three-year terms. These staggered terms are an effort to balance two important concerns: first, that stockholders are given the opportunity to express their opinions about the Board’s performance each year, and second, that the directors focus on our long-term success.

The Board believes that our ability to succeed in producing long-term stockholder value requires long-term planning, capital commitments, and careful and consistent application of financial and other resources. The classified structure of our Board enables the Board to focus on long-term growth and success, as a majority of the directors at any given time will have greater experience in, and in-depth knowledge of, the business and operations of our company.

Election of directors by classes is a common practice that has been adopted by many companies. According to a 2008 study, 50% of the companies comprising the Standard & Poor’s 1500 Index had classified boards (See Risk Metrics Group, Governance Group Issues Report, December 17, 2008).

In the opinion of our Board, a classified board of directors facilitates continuity and stability of leadership and policy by assuring that experienced individuals familiar with our company and its business will be on the Board of Directors at all times. A classified board of directors is also intended to prevent precipitous changes in a corporation’s policies, business strategies and operations. A classified board protects stockholder interests from coercive attempts from outsiders to gain control. Board classification is intended to encourage any person seeking to acquire control of us to initiate such action through arm’s-length negotiations with the Board so as to benefit our stockholders. The Board believes this is especially important now given the substantial decrease in share prices for most publicly traded companies as a result of the financial crisis, including oil and gas exploration and development companies in general and our company as well, and the vulnerability of companies to coercive offers when trading near historical lows. The Board believes the share price decline is the result of broader market conditions affecting all companies, especially when our company and its management have performed well to mitigate the impacts of the market and credit crisis on our company’s operations. The Board also believes that a classified board allows the Board to increase shareholder value and to assist the Board in fulfilling its fiduciary duties if faced with a coercive takeover attempt, which is more likely to occur with current market conditions given our company’s size and recent trading history coupled with our company’s strong balance sheet, development inventory, recent exploration success that may lead to future development opportunities, and reserve increases. For these and the other reasons set forth above, the Board believes it is the shareholders’ best interests to vote “AGAINST” this proposal.

This proposal requests the Board to take those steps necessary to cause the annual election of all directors. One of those steps would be for the Board of Directors to submit a proposal to the stockholders to amend our Restated Certificate of Incorporation at a future stockholders meeting. The amendment or repeal of the provision of the Restated Certificate of Incorporation providing for a classified board must be made by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

A vote in favor of this proposal is an advisory recommendation to the Board of Directors.

Vote Required. Approval of this proposal will require the affirmative vote of a majority of votes cast affirmatively or negatively on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the stockholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment. See below, “Proposals By Individual Stockholders; Discretionary Authority To Vote Proxies.”

PROPOSALS BY INDIVIDUAL STOCKHOLDERS;

DISCRETIONARY AUTHORITY TO VOTE PROXIES

In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of stockholders following the end of our 2009 fiscal year, proposals by individual stockholders must be received by us no later than December 4, 2009. Stockholder proposals also must comply with certain SEC rules and regulations.

Proposals that are not included in our proxy statement will be considered timely and may be presented at next year’s annual meeting only if the advance notice provisions of our Bylaws are satisfied. To be considered, proposals by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by stockholders submitting proposals to nominate directors is described in greater detail above under “Proposal No. 1—Election of Directors.” For a copy of our Bylaws, please check our website at www.billbarrettcorp.com (click on Corporate Governance under Investor Relations) or contact our corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge and/or request future delivery of separate materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100. Likewise, any stockholder of record who shares an address with another stockholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100.

AVAILABILITY OF REPORTS ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 TO ANY OF OUR STOCKHOLDERS OF RECORD, OR TO ANY STOCKHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 26, 2009. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR CORPORATE SECRETARY, BILL BARRETT CORPORATION, 1099 18th STREET, SUITE 2300, DENVER, COLORADO 80202, (303) 293-9100.

This notice and proxy statement are sent by order of the Board of Directors.

Dated: April 3, 2009	Francis B. Barron Corporate Secretary

* * * * *

Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	Election of each of the following Class II directors to hold office until the annual meeting of stockholders to be held in the year 2012 and thereafter until his successor is duly elected and has qualified:	☐	☐	☐	2.	Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009.	☐	☐	☐
	Class II Directors 01 James M. Fitzgibbons 02 Randy I. Stein				3.	Stockholder proposal requesting that the Board of Directors take the steps necessary to eliminate the classification of terms of the Board of Directors to require that all directors stand for election annually.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions					4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐
						EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

BILL BARRETT CORPORATION	OR
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement on the internet at http://materials.proxyvote.com/06846N	Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

46125

PROXY	PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

BILL BARRETT CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bill Barrett Corporation (the “Corporation”) hereby appoints Fredrick J. Barrett and Francis B. Barren, or either of them, or                                                   (stockholders may strike the person(s) designated by the management of the Corporation and insert the name and address of the person(s) to vote the proxy and mail the proxy to the named proxy holder(s)) as proxies with full power of substitution to vote or otherwise represent all the shares of the undersigned with all of the powers which the undersigned would possess if personally present and voting such shares at the Annual Meeting of Stockholders of the Corporation, to be held at the Hotel Monaco Denver, Paris Ballroom, 1717 Champa Street, Denver, Colorado 80202, on May 14, 2009 at 9:30 a.m. (Denver time), or any adjournments thereof, on the following matters. The undersigned hereby revokes any proxy previously given with respect to such shares.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Unless contrary instructions are given, the shares represented by this proxy will be voted FOR each of the nominees set forth in Item 1, FOR Item 2, AGAINST Item 3, and FOR Item 4, and, in the discretion of the proxy holders, on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. This proxy is solicited on behalf of the Board of Directors of Bill Barrett Corporation.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲

You can now access your Bill Barrett Corporation account online.

Access your Bill Barrett Corporation stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Bill Barrett Corporation now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Shares held in the 401K Plan cannot be viewed on ISD

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

46125